                                                                                                                                                                            Exhibit 10.2
Pacific Office Properties Trust, Inc.

2008 Directors’ Stock Plan

Restricted Stock Unit Award Terms

The Participant specified below has been granted this Restricted Stock Unit Award (“Award”) by Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), under the terms of the Pacific Office Properties Trust, Inc. 2008 Directors’ Stock Plan (the “Plan”).  The Award shall be subject to the Plan as well as the following terms and conditions (the “Award Terms”):

Section 1. Award.  In accordance with the Plan, the Company hereby grants to the Participant this Award of Restricted Stock Units (each, an “RSU”) where each unit represents the right to receive one share of Stock in the future as set forth in Section 2. This Award is in all respects limited and conditioned as provided herein.

Section 2. Terms of Restricted Stock Unit Award.  The following words and phrases relating to the grant of the Award shall have the following meanings:

(a) The “Participant” is [______________].

(b) The “Grant Date” is [______________].

(c) The number of “RSUs” is [______________].

Except where the context clearly implies to the contrary, any capitalized term in the Award Terms shall have the meaning ascribed to that term under the Plan.

Section 3. Restricted Period.  The Award Terms evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in the Award Terms and in the Plan, a number of RSUs, each of which represents the right of the Participant, to receive a share of Stock free of restrictions once the Restricted Period ends.

(a) Subject to Section 3(b) and 3(c), the “Restricted Period” for each RSU shall begin on the Grant Date and end on [______________].

(b) Notwithstanding Section 3(a), the Restricted Period for the RSUs shall cease immediately, and the RSUs shall become immediately and fully vested, upon (i) upon the Participant’s involuntary Termination of Service following a Change in Control, or (ii) upon the Participant’s Termination of Service due to Disability or death.

(c) In the event the Participant’s Termination of Service occurs prior to the expiration of the Restricted Period, other than as provided in subsection (b) above, the Participant shall forfeit all rights, title and interest in and to any RSU still subject to the Restricted Period as of the Participant’s Termination of Service date.

For purposes of the Award Terms:  “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Section 4. Settlement of Units.  Delivery of Stock or other amounts under the Award Terms and the Plan shall be subject to the following:

(a) Delivery of Stock.  As soon as administratively practicable following the earlier of the end of the Restricted Period the date of accelerated vesting as described in Section 3, and in no case later than seventy-four (74) days after the earlier of the end of the Restricted Period or the date of accelerated vesting, the Company shall deliver to the Participant one share of Stock free and clear of any Plan restrictions in settlement of each RSU.  Subject to the preceding provisions of this paragraph, the delivery date of the shares shall be determined in the discretion of the Committee.

(b) Compliance with Applicable Laws.  Notwithstanding any other provision of the Award Terms or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution under this Award or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(c) Certificates.  To the extent that the Award Terms and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or similar entity.

Section 5. Withholding.  All deliveries of shares of Stock or cash pursuant to this Award shall be subject to withholding of all applicable taxes, if any.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any shares of Stock under this Award.  At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which Participant is otherwise entitled under the Plan.

Section 6. Non-Transferability of Award.  During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any RSUs granted under this Award.

Section 7. Dividends.  The Participant shall be entitled to receive a payment equal to any cash dividends and the value of any property distributions paid with respect to the RSUs (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization – to the extent covered in Section 3.3 of the Plan) that become payable during the Restricted Period (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the RSUs or the RSUs have become void.  Dividend Equivalents shall be subject to the same restrictions applicable to the underlying RSUs and shall be settled in cash at the same time as the underlying RSUs.  Dividend Equivalents in respect of dividends paid on the Stock on or after the earlier of the end of the Restricted Period or the date of accelerated vesting, but before settlement thereof, will be paid to the Participant at the same time as dividends are paid to holders of shares of Stock.

Section 8. Voting Rights.  The Participant shall not be a stockholder of record with respect to the RSUs during the Restricted Period and shall have no voting rights with respect to the RSUs until a stock certificate has been duly issued or the issuance has been effected on a non-certificated basis as provided herein.

Section 9. Heirs and Successors.  The Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Award have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Award Terms and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Award, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 10. Administration.  The authority to manage and control the operation and administration of this Award and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award as it has with respect to the Plan.  Any interpretation of the Award Terms or the Plan by the Committee and any decision made by it with respect to the Award Terms or the Plan are final and binding on all persons.

Section 11. Plan Governs.  Notwithstanding anything in the Award Terms to the contrary, this Award shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in the Award Terms to the contrary, in the event of any discrepancies between the corporate records and the Award Terms, the corporate records shall control.

Section 12. Not an Employment Contract.  The Award will not confer on the Participant any right with respect to continuance of service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s service at any time.

Section 13. No Rights As Stockholder.  The Participant shall not have any rights of a stockholder with respect to the RSUs until a stock certificate has been duly issued or the issuance has been effected on a non-certificated basis as provided herein.

Section 14. Amendment.  The Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 15. Governing Law.  This Award, the Plan, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Maryland without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 16. Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend the Award Terms without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

[Signatures follow]

IN WITNESS WHEREOF, the Company has caused the Award Terms to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of the Award Terms.

Pacific Office Properties Trust, Inc.

By:
Its:

Participant

Date